EXHIBIT 23.1



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                              CONSENT OF ATTORNEYS

     Reference is made to the Registration Statement of Synergy Resources Corporation on Form S-1 whereby the Company plans to issue 1,038,000 Series A warrants, as well as 1,038,000 shares of common stock issuable upon the exercise of the Series A warrants, and selling shareholders propose to sell up to 19,284,932 shares of the Company's common stock and up to 3,091,733 Series A warrants. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


                                       Very truly yours,

                                       HART & TRINEN, L.L.P.



                                       /s/ William T. Hart
                                       William T. Hart

Denver, Colorado
October 9, 2009



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